Exhibit 32.2

CERTIFICATION

Pursuant to 18 United States Code § 1350

      The undersigned hereby certifies that the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 of Fisher Scientific International Inc. (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ KEVIN P. CLARK

Kevin P. Clark
Chief Financial Officer

July 31, 2003

     A signed original of this written statement required by Section 906 has been provided to Fisher Scientific International Inc. and will be retained by it and furnished to the Securities and Exchange Commission or its staff upon request.